Exhibit 99.4
DEERFIELD & COMPANY LLC
ANALYSIS OF BUSINESS AND OPERATIONS
Overview
     Deerfield & Company LLC (“Deerfield”), through its wholly-owned subsidiary Deerfield Capital Management LLC (“DCM”), is an asset manager offering a diverse range of fixed income and credit related strategies to institutional investors. Deerfield provides asset advisory services for investors through (1) structured vehicles such as collateralized debt obligations, collateralized loan obligations, collateralized bond obligations and a structured loan fund (collectively referred to as CDOs), (2) hedge funds, or Funds, and privately managed accounts, or managed accounts, and (3) Deerfield Capital Corp. (“DFR”), a publicly-traded real estate investment trust.
     CDOs are vehicles that invest in collateral which generate a stream of income and that issue various types of securities whereby the holders of those securities can participate in the income stream. Deerfield’s CDOs invest in bank loans, asset-backed securities and investment grade corporate bonds and related derivatives. The investment funds Deerfield manages consist of onshore and offshore private Funds. Deerfield also manages DFR, which invests mainly in mortgage-backed securities, or MBS, but also has significant investments in various alternative asset classes. The separate accounts Deerfield manages are fixed income accounts maintained by financial institutions at custodian banks.
     Deerfield’s revenues consist predominantly of investment advisory fees from the accounts it manages. Deerfield receives a periodic management fee from each account that generally is based on the net assets or total collateral balance of the account. This fee ranges from approximately .10% to .60% per year of the collateral balance for CDOs and .15% to .30% per year of the net assets of the managed accounts. Fund management fees are generally 1.50% per year on net assets and the DFR management fee is 1.75% per year of adjusted equity of DFR. Deerfield is also entitled to a performance fee from many of its accounts, generally based upon a percentage of profits for a defined measurement period, which varies dependent upon each management agreement.
     Management fees are recognized as revenue when the management services have been performed for the period and, with respect to CDOs, sufficient cash flows have been generated to pay the fees under the terms of the related management agreements. Deerfield has subordinated receipt of certain of its management fees for the benefit of certain investors. In addition, Deerfield recognizes non-cash management fee revenue related to restricted stock and stock options in DFR based on their current fair values which are amortized from deferred income into revenues over the vesting period.
     Performance fees are based upon the performance of the Funds and CDOs and are recognized as revenues when the amounts become fixed and determinable upon the close of a performance period for the Funds and all contingencies have been resolved. Contingencies may include the achievement of minimum CDO or Fund performance requirements specified under agreements with certain investors to provide minimum rates of return or principal loss protection.
     Deerfield’s other related fee revenue consists primarily of structuring fees it earns for services we provided to CDOs or placement agents for the CDOs and administrative fees from its Funds. Administrative fees are additional fees paid by certain Funds pertaining to direct trading related costs incurred by Deerfield. Deerfield recognizes these fees as income upon the rendering of such services.
     Deerfield’s investment income primarily includes accretion related to Deerfield’s ownership of preferred shares in certain CDOs it manages and dividend income received from DFR offset by other than temporary impairment recognized on the preferred shares in certain CDOs, when applicable. Deerfield’s interest income on its CDO investments is accreted over the respective estimated lives of the CDOs, using the effective yield method. Other than temporary impairment is recognized when a decline in the fair value attributable to factors that suggest the decline in the investments’ value will not be recovered over its remaining life.

Assets Under Management
     Deerfield’s operating results fluctuate primarily due to changes in the composition and total value of its assets under management. The following table details Deerfield’s assets under management, based on the four types of investment products it offers at December 31, 2006, 2005 and 2004 and at September 30, 2007 and 2006.

	At September 30,		At December 31,
	2007	2006	2006	2005	2004
	(In thousands)

Funds:
Fixed income arbitrage	$885,641	$862,233	$888,057	$802,586	$807,789
Credit and opportunity	—	—	—	131,835	105,909
CDOs:
Bank loans	5,732,803	3,384,269	3,922,862	2,870,080	2,311,299
Asset-backed securities	7,081,731	6,493,790	6,476,846	4,299,479	1,547,810
Investment grade credit	668,527	2,233,819	830,296	3,297,096	3,402,698
Real estate investment trust (DFR)	753,438	763,785	764,701	756,951	378,303
Managed accounts	335,126	329,041	331,049	225,612	258,476

Total assets under management	$15,457,266	$14,066,937	$13,213,811	$12,383,639	$8,812,284

The value and composition of Deerfield’s assets under management are, and will continue to be, influenced by a variety of factors including, among other things:
•	total value and composition of our assets under management;

•	market appreciation or depreciation;

•	the level of net purchases and redemptions, which represent the sum of new client assets, additional funding from existing clients, and withdrawals of assets from and termination of client accounts;

•	recent trends in the investment management industry toward lower management fees; and

•	increased competition.
Results of Operations
Operating Results of Deerfield for the three months ended September 30, 2007 versus the three months ended September 30, 2006
     Deerfield’s total revenues for the three months ended September 30, 2007 decreased to $16.9 million compared to $18.2 million for the three months ended September 30, 2006, a decrease of $1.3 million or 7.1%. The decrease in revenue was primarily derived from the decrease in investment advisory fees of $1.0 million. Investment advisory fees are comprised of management and performance fees earned from the management of the assets of our CDOs, Funds, DFR and managed accounts. The decline in investment advisory fees was primarily driven by a decline in performance fees. The remaining decline in revenues of $0.3 million primarily related to a net decline in structuring and other fees earned in conjunction with the launch of new CDOs.
     Management fees remained at $14.9 million for the three months ended September 30, 2007 compared to the three months ended September 30, 2006. However, management fees related to CDOs increased by $1.5 million offset by a decrease of $1.1 million and $0.4 million from DFR and the Funds, respectively. The increase in management fees from CDOs resulted from the net addition of three CDOs, which contributed $1.3 million to the increase, and a net increase in CDO related assets under management. Management fees related to DFR decreased by $1.1 million due to a decline in non-cash management fees accrued which are based on the fair value of the nonvested DFR stock and stock options granted to Deerfield for management services and a decrease in DFR’s adjusted equity. Management fees from Funds decreased $0.4 million as a result of a $0.6 million decrease in fees due to the termination of two Funds offset by an increase of $0.2 million in Fund assets under management.
     Performance fees decreased by $1.0 million relative to the three months ended September 30, 2006 to $1.3 million for the three months ended September 30, 2007. DFR contributed $1.3 million to the decrease in performance fees offset by an increase of $0.3 million from Funds.
     Total expenses decreased to $11.2 million compared to $13.8 million for the three months ended September 30, 2006, a decrease of approximately $2.6 million or 18.8%. Compensation and benefits decreased by $2.5 million or 21.6% due to a decrease of $1.8 million in incentive compensation related to the minor reduction in workforce and decreased investment advisory fees relative to the prior comparable period. Deerfield had a $0.7 million decrease in compensation expense related to a decrease in the fair value of the employee stock grant liability.
     Investment income (loss) decreased to $(4.5) million compared to approximately $0.9 million for the three months ended September 30, 2006, a decrease of $5.4 million. This decrease was primarily attributable to a net increase in other than temporary impairment recognized of $4.3 million related to our investments in preferred shares of CDOs, a decline in interest accretion on the investment in preferred shares of CDOs of $0.2 million, a realized gain recognized in the prior comparable period of $0.7 million related to the early call of a CDO, and a $0.2 million increase of unrealized loss on our DFR vested stock options.
     Interest expense decreased by $0.1 million to $0.1 million for the three months ended September 30, 2007 as a result of a decline in the outstanding balances on our revolving line of credit and notes related to our investments in preferred shares of CDOs for the three months ended September 30, 2007 compared to the prior year period.
     Other expense for the three months ended September 30, 2007 was $(3.8) million compared to $(1.0) million for the three months ended September 30, 2006. The change was primarily attributable to the other-than-temporary impairment of an asset held for sale of $3.0 million offset by professional fees incurred in the prior comparable period of $0.2 million other than temporary related to strategic business alternatives that are no longer being pursued.
Operating Results of Deerfield for the nine months ended September 30, 2007 versus the nine months ended September 30, 2006
     Deerfield’s total revenues for the nine months ended September 30, 2007 decreased to $49.6 million compared to $49.7 million for the nine months ended September 30, 2006, a decrease of approximately $0.1 million, or 0.2%. The decrease in revenue was primarily derived from the decrease in investment advisory fees of $0.8 million, which is comprised of management and performance fees earned from the management of the assets of our CDOs, Funds, DFR and managed accounts, which was offset by a $0.7 million increase in other fees generated by the launch of new CDOs.
     Management fees increased by $2.4 million relative to nine months ended September 30, 2006 to $44.2 million for the nine months ended September 30, 2007, of which CDOs and managed accounts contributed $5.0 million and $0.1 million, respectively, offset by a decrease of $1.6 million and $1.1 million from DFR and the Funds, respectively. The increase in management fees from CDOs was due to the net addition of three CDOs, which contributed $0.5 million, and an increase in CDO assets under management and a full year of management fees earned on new deals originated during the prior comparable period resulted in $4.5 million. Management fees related to DFR decreased by $1.6 million due to a decline in non-cash management fees accrued which are based on the fair value of the non-vested DFR stock and stock options granted to Deerfield for management services and a decrease in DFR’s adjusted equity. Management fees from Funds decreased $1.1 million primarily as a result of the termination of two Funds.

     Performance fees decreased by $3.2 million relative to the nine months ended September 30, 2006 to $3.1 million for the nine months ended September 30, 2007. The CDOs and DFR contributed $1.7 million and $1.6 million to the decrease, respectively, offset by an increase of $0.1 million from Funds.
     Total expenses decreased to $37.3 million compared to $38.3 million for the nine months ended September 30, 2006, a decrease of approximately $1.0 million or 2.6%. Compensation and benefits decreased by $1.0 million or 3.1% due to a decrease of $1.0 million in incentive compensation related to the minor reduction in workforce and decreased investment advisory fees relative to the prior comparable period. Deerfield had a $0.9 million decrease in compensation expense related to a decrease in the fair value of employee stock grant liability. These decreases in compensation and benefits are offset by a $0.5 million increase in amortization expenses of deferred compensation costs related to an additional employee stock grant in 2007 and a $0.4 million increase in salaries expense primarily due to a full period effect of additional workforce related to our European office.
     Investment income (loss) decreased to $(5.2) million compared to approximately $2.4 million for the nine months ended September 30, 2006, a decrease of $7.6 million. This decrease was primarily attributable to a net increase in other than temporary impairment recognized of $6.7 million related to investments in preferred shares of CDOs, a decline in accretion on the investment in preferred shares of CDOs of $0.6 million, a realized gain recognized in the prior comparable period of $0.7 million related to the early call of a CDO, offset by an unrealized gain on our DFR vested stock options of $0.3 million and an increase in other interest income of $0.1 million.
     Interest expense decreased $0.2 million to $0.3 million for the nine months ended September 30, 2007 as a result of a decline in the outstanding balance on our revolving line of credit and notes related to our investments in preferred shares of CDOs for the nine months ended September 30, 2007 compared to the prior year period.
     Other income for the nine months ended September 30, 2007 was $(3.7) million compared to $(1.0) million for the nine months ended September 30, 2006. The change was primarily attributable to the impairment of an asset held for sale of $3.0 million offset by reduction in professional fees incurred of $0.3 million related to strategic business alternatives that are no longer being pursued.
Operating Results of Deerfield for the year ended December 31, 2006 versus the year ended December 31, 2005
     Deerfield’s total revenues for 2006 increased to $90.4 million compared to $69.3 million for 2005, an increase of $21.1 million or 30.4%. The increase in revenue was primarily derived from the increase in investment advisory fees of $20.5 million, which is comprised of management and performance fees earned from the management of the assets of our CDOs, Funds, DFR and managed accounts.
     Management fees increased by $9.5 million over 2005 to $57.8 million for the year ended 2006, of which CDOs, Funds, managed accounts and DFR contributed $6.3 million, $0.9 million, $0.3 million and $2.0 million to the increase, respectively. A net of four additional CDOs contributed an additional $3.0 million in management fees during 2006. Net increase in assets under management and a full year of management fees earned on additional deals added in 2005 resulted in the remaining increase in CDO management fees of $3.3 million. Management fees from Funds increased $1.4 million due to an increase in assets under management in existing Funds offset by a $0.5 million decline in fees due to the termination of Funds. Fees relating to DFR increased by $2.0 million due to a full year impact of the additional capital raised in DFR’s initial public stock offering in June 2005.
     Performance fees increased by $11.0 million over 2005 to $30.6 million for the year ended December 31, 2006, of which CDOs, Funds and DFR contributed $3.1 million, $5.4 million and $2.5 million to the net increase, respectively. The increase in performance fees from Funds was due to Fund returns and increases in assets under management of existing Funds.
     Total expenses increased to $63.6 million compared to $49.5 million in 2005, an increase of $14.1 million or 28.4%. Compensation and benefits increased by $12.4 million, or approximately 29.3%. Due to Deerfield’s compensation structure, $4.2 million of this increase is related to incentive compensation directly related to increased revenues. Additionally, Deerfield added employees to its workforce during 2006 in both trading related and support personnel. Rent expense increased by $0.4 million primarily due to the recognition of a full year of rental expense on the new Deerfield corporate headquarters. In connection with the build-out and the subsequent relocation to our new corporate headquarters during the first quarter of 2006, Deerfield recognized $0.4 million and $0.2 million of overlapping rent expense in 2006 and 2005, respectively. In 2006, Deerfield wrote off $1.2 million of its leasehold improvements from the former facility and certain other intangible and fixed assets that it determined it would not be relocating to the new facility which is the primary driver of the $1.1 million increase in depreciation and amortization expense.
     Investment income decreased to $2.6 million compared to $3.0 million in 2005, a decrease of $0.4 million. This net decrease was primarily attributable to an other than temporary impairment recognized on CDO investments of $1.5 million in 2006 compared to $0.3 million in 2005 offset by a $0.7 million realized gain recognized on the liquidation of a CDO in which Deerfield owned an investment in 2006.
     Interest expense was $0.7 million in 2006 compared to $0.5 million in 2005, an increase of $0.2 million. This increase was primarily due to $0.2 million of interest expense related to a borrowing of $4.0 million under the $10.0 million revolving note.
     During 2006, Deerfield incurred professional fees of $1.2 million related to a strategic business alternative that is no longer being pursued. These expenses were recorded to other expense and were offset by a $0.1 million reimbursement from DFR for services performed by Deerfield’s internal audit department.
Operating Results of Deerfield for the year ended December 31, 2005 versus the year ended December 31, 2004
     Deerfield’s total revenues for 2005 increased to $69.3 million compared to $54.7 million for 2004, an increase of approximately $14.6 million or 26.7% representing an increase in investment advisory fees.
     The increase in investment advisory fees was primarily due to a net increase in DFR and Funds management and performance fees of $14.8 million and $5.9 million, respectively, which were offset by a net decline in CDOs management and performance fees of $6.1 million.
     The DFR management and performance fee increased by $14.8 million due to DFR commencing operations in December 2004. Management fees and performance fees increased by $13.5 million and $1.3 million, respectively.
     Fund management fees and performance fees increased by $4.8 million and $1.1 million, respectively. The $4.8 million net increase in management fees was comprised of a $5.2 million increase in management fees primarily due to the addition of a new fund and a net increase in the assets under management of the existing Funds offset by a decrease of $0.4 million in management fees of a terminated fund. Total Fund related assets under management increased by approximately $20.7 million or 2.3% year over year.
     The CDO investment advisory fees declined by a net of $6.1 million driven by a decline in performance fees of $9.2 million offset by an increase in management fees of $3.1 million. The management fee net increase was primarily due to the launch of six new CDOs, which generated additional management fees of $3.5 million offset by a loss in management fees of $1.3 million due to the call or maturity of two CDOs. Additionally, increases in existing assets under management of existing deals contributed $1.3 million in management fees. The net decline in performance fees of CDOs was attributable to fees received from a terminated deal in 2004 of $2.6 million and a net decline in contingent fees received in 2005 over 2004 of $6.6 million due to Deerfield reaching certain target investor returns during 2004 and receiving previously deferred subordinated fees.
     Total expenses decreased to $49.5 million compared to $61.2 million for 2004, a decrease of $11.7 million or 19.1%. The largest component of this decrease was non-cash compensation of $24.5 million in 2004 due to the accelerated cliff vesting of a prior grant of equity compensation to two employees. Excluding the effect of the $24.5 million non-cash compensation charge, compensation and benefits increased by $13.3 million primarily due to increased trading and support personnel of 28 employees added during 2005, salary increases and new employment contracts related to the Triarc acquisition of a majority interest in Deerfield.
     Depreciation and amortization expense decreased by $0.2 million to a total of $0.4 million for 2005.
     General and administrative expenses decreased by $0.2 million to a total of $6.9 million for 2005.
     Investment income increased to $3.0 million compared to $2.9 million for 2004, an increase of $0.1 million.
     Interest expense was $0.5 million for both 2005 and 2004.
Liquidity and Capital Resources
     Operations of Deerfield are funded primarily through cash flows from operating activities. Deerfield’s primary liquidity requirements are for working capital and general corporate purposes. Investing activity primarily involves purchases and sales of investments in CDOs and purchases of fixed assets. Financing activities generally include distributions to members and borrowings and repayments of non-recourse debt used to purchase CDO preferred shares, which is paid down using a percentage of the preferred dividends received on the investments and the CDO management fees collateralizing the financing.
     Deerfield believes that cash flows from operating activities are sufficient for it to fund its current operations for at least the next twelve months. If existing cash balances are insufficient, Deerfield would seek additional financing. Deerfield may not be able to obtain additional financing on acceptable terms or at all. As of September 30, 2007 Deerfield had additional borrowing capacity of $8.0 million on its revolving note facility. Subsequent to September 30, 2007, Deerfield paid the remaining balance of $2.0 million on its revolving note facility and was granted a waiver of certain financial and incurrence covenants and provisions specified in the revolving note facility that would have been violated as a result of the acquisition of Deerfield by DFR. The Company is unable to borrow under the revolving note facility for the duration of the waiver period, which is expected to end during the first quarter of 2008.
     The following provides discussions related to changes in Deerfield’s liquidity:
     Deerfield’s nine months ended September 30, 2007 versus the nine months ended September 30, 2006
     As of September 30, 2007, Deerfield had $14.1 million of cash and cash equivalents. Cash provided by operating activities was $14.9 million for the nine months ended September 30, 2007, an increase of $1.5 million compared to the nine months ended September 30, 2006. This change, period over period, was primarily attributed to net changes in working capital driven by a $7.2 million decrease in investment advisory fee receivable, $5.5 million decrease in other receivables and prepaid assets and a $9.6 million decrease in accrued expenses and accounts payable for the nine months ended September 30, 2007. These changes resulted from the payment of larger accrued compensation expenses partially offset by larger investment advisory fee receivables as of September 30, 2007 and 2006.
     Cash flows provided by investing activities was $0.4 million for the nine months ended September 30, 2007 compared to $2.8 million used in investing activities for the nine months ended September 30, 2006. Deerfield’s completion of the build out of its new corporate headquarters contributed to a $7.6 million increase in fixed asset and intangible asset purchases off set by $5.1 million in call proceeds from one of our CDO investments for the nine months ended September 30, 2006.
     Cash flows used in financing activities was $19.1 million for the nine months ended September 30, 2007, an increased use of $11.7 million compared to the nine months ended September 30, 2006. This increase relates to increased payments of $0.4 million and $7.4 million on notes payable and distributions to members, respectively. This was partially off set by a $4.0 billion borrowing on our line of credit for the nine months ended September 30, 2006.

     Deerfield repaid $2.0 million in January 2007 and repaid the remaining $2 million in December 2007 of the $4.0 million borrowed in 2006 under the $10.0 million revolving note facility. The remaining payments of notes relates to borrowings to purchase CDO equity.
     Deerfield’s year ended December 31, 2006 versus the year ended December 31, 2005
     As of December 31, 2006, Deerfield had $17.9 million of cash and cash equivalents, representing an increase of $5.4 million from December 31, 2005. Cash provided by operating activities was $28.0 million for the year ended December 31, 2006, an increase in cash of $6.1 million compared to the year ended December 31, 2005. This change was primarily attributed to increases in net income, non-cash items and net investment activity of $5.4 million, $3.5 million and $0.4 million, respectively. The overall growth of our assets under management and resulting increases in investment advisory fee revenue largely contributed to the increased cash provided by operating activities. The above increases for the year ended December 31, 2006 compared to 2005 were offset by a $3.2 million reduction in cash from working capital.
     Cash flows used in investing activities was $2.9 million for the year ended December 31, 2006, an increased use of $4.4 million compared to the year ended December 31, 2005. In 2006, the use of $7.9 million to purchase fixed assets was associated with the build out of new corporate headquarters, an increased use of $5.9 million compared to 2005, was partially offset by the proceeds received on the sale of a CDO investment of $5.0 million in 2006.
     Cash flows used in financing activities was $19.7 million for the year ended December 31, 2006, an increase of $3.1 million compared to the year ended December 31, 2005. During 2006, Deerfield distributed $18.5 million to its members, an $11.2 million increase over the prior year. For the year ended December 31, 2006, Deerfield repaid $5.2 million of notes payable, $5.5 million less than in 2005 as a result of less borrowing on CDO investments. In addition, during 2006 Deerfield received funding of $4.0 million on a revolving note facility which had availability of up to $10.0 million.
     Deerfield’s year ended December 31, 2005 versus the year ended December 31, 2004
     As of December 31, 2005, Deerfield had $12.5 million of cash and cash equivalents, representing an increase of $6.9 million from December 31, 2004. Cash provided by operating activities was $21.9 million for the year ended December 31, 2005, a decrease of $2.6 million compared to December 31, 2004. This change was primarily attributed to decreases in net non-cash items, net investment activity and working capital of $24.0 million, $3.2 million and $1.6 million, respectively, offset by an increase in net income of $26.2 million compared to 2005. Included in the net loss for 2004 is a non-cash expense of $23.5 million of accelerated vesting of certain profit interests as a result of the purchase of Deerfield by Triarc Companies, Inc., which comprised most of the $24.0 million of change in the net non-cash items.
     Cash flows provided by investing activities was $1.5 million for the year ended December 31, 2005, an increase use of $5.8 million compared to the year ended December 31, 2004. In 2005, we received a $5.0 million cash payment on an outstanding note receivable. This cash inflow was offset by the purchase of $1.4 million of investments, $2.6 million less than 2004, and $2.0 million of fixed asset purchases, $1.8 million less than 2004.
     Cash flows used in financing activities was $16.6 million for the year ended December 31, 2005, a decrease of $4.0 million compared to 2004. During 2005, Deerfield distributed to its members $7.3 million, $11.7 million less than 2004, and repaid notes in the amount of $10.7 million, $5.2 million more than 2004. Additionally, Deerfield received $1.4 million of proceeds from notes payable for the year ended December 31, 2005, which was $2.5 million less than 2004.

Contractual Obligations and Commitments
     The table below summarizes Deerfield’s contractual obligations as of September 30, 2007. These obligations exclude accounts payable and accrued expenses:

	Payment Due by Period
		Less than			More than
(in thousands)	Total	1 year	1 - 3 years	3 - 5 years	5 years
Operating leases	$17,530	$289	$2,294	$2,410	$12,537
Notes payable(1)	4,400	2,400	2,000	—	—

Total	$21,930	$2,689	$4,294	$2,410	$12,537

(1)	Notes payable includes $2.4 million of non-recourse notes secured by preferred shares of a CDO investment Deerfield holds. Although these balances are paid with a portion of the management fees and preferred share distributions received, there is no stated maturity so the entire balance is included in the Less than 1 year column. The $2.0 million in the 1-3 years column is a revolving note that can be paid at anytime but matures in February 2009. Interest expense is not estimated for the notes payable because of the uncertainty surrounding the timing and amount of principal payments.
Off-Balance Sheet Arrangements
     As of December 31, 2006 and 2005 and September 30, 2007, Deerfield had no off-balance sheet arrangements requiring disclosure.
Application of Critical Accounting Policies
     The preparation of the consolidated financial statements, in conformity with GAAP, requires management to make estimates and assumptions in applying our critical accounting policies that affect the reported amounts of assets and liabilities and operating performance. Management evaluates those estimates and assumptions on an ongoing basis for appropriateness as facts and circumstances may change over time. The following discussion highlights those policies that contain the more critical estimates and assumptions used in the preparation of the consolidated financial statements.
Valuation and Other than Temporary Impairment on Available-for-Sale Investments
     Deerfield classifies our equity investments in CDOs as available-for-sale. At the end of each quarter, Deerfield adjusts the carrying amount of each investment to fair value and recognize an unrealized gain or loss in accumulated other comprehensive income (loss) within members’ equity. The fair value of each investment is based on quotes received from brokers dealing in the securities as there is no publicly quoted market price available for these types of investments. In addition, on an annual basis or more frequently as required, management reviews these investments for other than temporary impairment. Indications of changing market conditions, adverse deal performance or a security in an unrealized loss position for an extended period of time would suggest an adverse change in cash flows of the underlying CDO has occurred and the cash flows should be evaluated. If an other than temporary impairment is identified, the impairment is recognized in our statement of operations.
Accretion of Interest Income on our CDO investments
     Deerfield’s investments in preferred shares of CDOs are accounted for in accordance with Emerging Issues Task Force Issue 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets, or EITF 99-20. EITF

99-20 requires that interest income is accreted over the estimated life of the investment using the effective yield method. The calculation of the yield on the investments is calculated based on estimated future cash flows to be received on the investment. These cash flows are subject to change due to fluctuations in spreads and default rates on the underlying collateral and may differ substantially from actual results. As part of Deerfield’s other than temporary impairment analysis on these investments, we monitor changes in estimated cash flows.
     Due to uncertainties inherent in the estimation process, it is reasonably possible that actual resolution of these items may vary from the estimate and, accordingly, there can be no assurance that the estimates may not change materially in the near term.
Revenue Recognition
     Investment advisory fees, which include various forms of management and incentive fees, are received from the investment vehicles managed by Deerfield. These fees, paid periodically in accordance with the individual management agreements between Deerfield and the individual investment vehicles, are generally based upon the net asset values of the Funds, adjusted equity of DFR, and aggregate collateral amount of the CDOs as defined in the individual management agreements. Management fees are recognized as revenue when earned. In accordance with EITF Topic D-96, Accounting for Management Fees Based on a Formula, Deerfield does not recognize these fees as revenue until all contingencies have been removed, including the generation of sufficient cash flows by the CDOs to pay the fees under the terms of the related management agreements. Other contingencies may include the achievement of minimum CDO and Fund performance requirements specified under certain agreements with certain investors or guarantee providers. In connection with these agreements, Deerfield has subordinated receipt of certain of its management fees.
     Incentive fees may be earned from the investment vehicles managed by Deerfield. These fees are paid periodically in accordance with the individual management agreements between Deerfield and the individual investment vehicles and are based upon the performance of the underlying investment vehicles. Incentive fees are recognized as revenue when the amounts are fixed and determinable upon the close of a performance period for the Funds and DFR and the achievement of performance targets for the CDOs and any related agreements with certain investors or guarantee providers.
Seasonality
     While Deerfield’s business is not directly affected by seasonality, Deerfield’s investment advisory fees will generally be higher in the fourth quarter as a result of its revenue recognition policy for incentive fees related to investment funds which are based upon performance and are recognized when the amounts become fixed and determinable upon the close of a performance period.
     Quantitative and Qualitative Disclosures about Market Risk
     Deerfield is exposed to the impact of interest rate changes, changes in the market value of our investments and, to a lesser extent, foreign currency fluctuations. In the normal course of business, Deerfield employs established policies and procedures to monitor its exposure to these changes and manage the risks as it deems appropriate.

     Overall Market Risk as of December 31, 2006
     Market risk is the potential change in an instrument’s value caused by fluctuations in interest rates, equity prices, credit spreads, currency rates or other risks. Exposure to market risk is influenced by a number of factors, including the relationships between financial instruments and the volatility and liquidity in the markets in which the financial instruments are traded. Deerfield’s investment portfolio is limited to required investments in the CDOs Deerfield manages, DFR, and common stock. As of December 31, 2006, investments were classified in our condensed consolidated balance sheet as follows (in thousands):

Cash equivalents included in “Cash and cash equivalents”	$12,186
Restricted cash equivalents	400
Investments	15,369
Investments - pledged	8,168

$36,123

     Deerfield’s cash equivalents are short-term, highly liquid investments with maturities of three months or less when acquired and consisted principally of cash in money market accounts, an interest bearing broker account and commercial paper of high credit-quality entities.

		At Fair	Carrying Value
Type	At Cost	Value(1)	Amount	Percent
(in thousands)
Cash equivalents	$12,186	$12,186	$12,186	34%
Restricted cash equivalents	400	400	400	1%
Investments accounted for as:
Available-for-sale securities(2)	21,344	20,345	20,345	56%
Trading	271	272	272	1%
Unvested and restricted stock in DFR	2,279	2,279	2,279	6%
Derivatives	718	641	641	2%

Total cash equivalents and investment positions	$37,198	$36,123	$36,123	100%

(1)	There can be no assurance that we would be able to sell certain of these investments at these amounts.

(2)	Includes $14,903 of preferred shares of CDOs, which, if sold, would require us to use the proceeds to repay our related notes payable of $4,585.
     Deerfield’s investments are reported at fair value and are classified and accounted for either as “available-for-sale” or “trading” with the resulting net unrealized holding gains or losses reported either as a separate component of comprehensive income or loss or included as a component of net income or net loss, respectively. Deerfield’s investments in preferred shares of CDOs are accounted for similar to debt securities and are classified as available-for-sale. Derivative instruments consist of restricted and unrestricted options on common stock of DFR. Deerfield also holds restricted and unrestricted stock in DFR, which it receives along with the options as stock-based compensation and carry at fair value. Deerfield reviews all of our investments in which it has unrealized losses and recognize investment losses currently for any unrealized losses it deems to be other than temporary. The cost-basis component of CDO investments reflected in the table above represents amortized cost including any permanent reduction for any unrealized losses that were deemed to be other than temporary.
Sensitivity Analysis
     For purposes of this disclosure, market risk sensitive instruments are divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading.

Deerfield’s estimate of market risk exposure is presented for each class of financial instruments held by us at December 31, 2006 for which an immediate adverse market movement causes a potential material impact on Deerfield’s financial position or results of operations. Deerfield believes that the rates of adverse market movements described below represent the hypothetical loss to future earnings and do not represent the maximum possible loss nor any expected actual loss, even under adverse conditions, because actual adverse fluctuations would likely differ. In addition, since Deerfield’s investment portfolio is subject to change based on our portfolio management strategy as well as market conditions, these estimates are not necessarily indicative of the actual results that may occur.
     The following tables reflect the estimated market risk exposure as of December 31, 2006, based upon assumed immediate adverse effects as noted below (in thousands):
Trading Purposes:

	Carrying	Equity
	Value	Price Risk
Equity securities	$272	$(27)
     The sensitivity analysis of financial instruments held for trading purposes assumes an instantaneous 10% adverse change in the equity markets in which Deerfield is invested from their levels at December 31, 2006, with all other variables held constant.
Other Than Trading Purposes:

	Carrying	Interest	Equity	Foreign
(in thousands)	Value	Rate Risk	Price Risk	Currency Risk
Cash equivalents	$12,186	$(2)	$—	$—
Restricted cash equivalents	400	—	—	—
Available-for-sale preferred shares of CDOs	14,903	(1,344)	—	(73)
Common stock of DFR (vested and unvested)	7,721	—	(772)	—
Derivatives (vested and unvested)	641	—	(230)	—
Notes payable	(8,585)	(51)	—	(73)
     The sensitivity analysis of financial instruments held at December 31, 2006 for purposes of other than trading assumes (1) an instantaneous 100 basis point adverse change in market interest rates, (2) an instantaneous 10% adverse change in the equity markets in which we are invested and (3) an instantaneous 10% adverse change in the foreign currency exchange rates versus the United States dollar, each from their levels at December 31, 2006, with all other variables held constant. The sensitivity analysis also assumes that the decreases in the equity markets and foreign exchange rates are other than temporary.
     Deerfield’s cash equivalents and investments in debt securities and preferred shares of CDOs with interest rate risk had a range of remaining maturities and, for purposes of this analysis, were assumed to have weighted average remaining maturities as follows:

Weighted
	Range	Average
Cash equivalents (other than money market funds and interest-bearing brokerage and bank accounts)	10 days	10 days
Restricted cash equivalents	47 days	47 days
CDOs underlying preferred shares	2 years–15 years	5 years

     The interest rate risk for preferred shares of CDOs reflects the impact on Deerfield’s results of operations over the estimated lives of the securities. Assuming Deerfield reinvests in similar securities at the time these securities mature, the effect of the interest rate risk of an increase of 100 basis points above the existing levels would continue beyond the maturities assumed. The interest rate risk for Deerfield’s preferred shares of CDOs excludes those portions of the CDOs for which the risk has been fully hedged within the structure of the respective CDO. Deerfield’s cash equivalents and restricted cash equivalents of bank money market accounts and/or interest-bearing brokerage and bank accounts, which are designed to maintain a stable value, were assumed to have no interest rate risk.
     The interest rate risk presented with respect to Deerfield’s notes payable relates to its variable-rate notes payable outstanding as of December 31, 2006 and represents the potential impact an increase in interest rates of 100 basis points has on Deerfield’s results of operations.
     Deerfield’s exposure to foreign currency is limited to financial instruments and debt we have denominated in Euro. As of December 31, 2006, Deerfield had one CDO investment and a corresponding notes payable, each in the amount of 550,000 Euro.
     Overall Market Risk as of September 30, 2007
     Deerfield had no significant changes in our management of, or our exposure to, interest rate risk, equity market risk or foreign currency risk during nine months ended September 30, 2007. As of September 30, 2007, investments were classified in Deerfield’s condensed consolidated balance sheet as follows (in thousands):

Cash equivalents included in “Cash and cash equivalents”	$6,368
Restricted cash equivalents	—
Investments	7,082
Investments - pledged	5,122

$18,572

The decrease in cash equivalents is due to the seasonal payment of incentive compensation and does not impact Deerfield’s overall risk exposure. The changes in Deerfield’s investment holdings as of September 30, 2007, were primarily attributable to $7.4 million of other than temporary impairment recognized on our available-for-sale CDO equity investments as a result of the recent volatility in the credit markets. In addition, we no longer hold any equity securities for trading purposes and the equity securities held for trading purposes were sold.